Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated June 21, 2012, relating to the financial statement of Cohen & Steers Limited Duration Preferred and Income Fund, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

June 21, 2012